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LYNCH INTERACTIVE
CORPORATION

                                                           Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                      ANNOUNCES ITS ANNUAL MEETING RESULTS

RYE, New York, October 31, 2005 - Lynch Interactive Corporation (AMEX:LIC) announced that at its Annual Meeting of Shareholders today the shareholders approved, subject to final Board action, an amendment to the company's Restated Certificate of Incorporation to effect a one-for-one hundred reverse stock split. The reverse stock split would reduce the number of shareholders of record below 300, thereby allowing the company to delist from the American Stock Exchange and deregister its shares under the Securities Exchange Act of 1934, thus "going dark".

The plan remains subject to final Board approval. The next scheduled Board meeting is November 10, 2005, though the Board may schedule a special meeting before that date. The shareholders also re-approved the Principal Executive Bonus Plan and re-elected all seven directors.

The company announced at the meeting that it expected revenues for 2005 to be approximately $91.4 million. Adjusted operating profit generated by the company's operating subsidiaries is expected to be $45.4 million (versus $44.0 million in 2004) and capital expenditures are expected to be $10.8 million for the year. (Operating profit plus depreciation and amortization expense equals adjusted operating profit.)

                                * * * * * *

This release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation performance and financial targets for 2005. It should be recognized that such information is based upon and subject to certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Lynch Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Lynch Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Lynch Interactive is listed on the American Stock Exchange under the symbol LIC.
Lynch       Interactive       World       Wide       Web       address       is:
http://www.lynchinteractivecorp.com.

Contact: John A. Cole
         Vice President, Corporate Development,
         General Counsel and Secretary
         914/921-8821

Release: 05-13